UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)
February 24, 2006
General Growth Properties, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11656	42-1283895

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
110 N. Wacker Drive, Chicago, Illinois 60606
(Address of principal executive offices) (Zip Code)
(312) 960-5000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information provided in Item 2.03 is incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
On February 24, 2006, General Growth Properties, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “2006 Credit Facility”) among the Company, GGP Limited Partnership (“GGPLP”), GGPLP L.L.C. (subsidiaries of the Company) and the lenders that are parties thereto which provides for a $2.85 billion term loan (the “Term Loan”) and a $650 million revolving credit facility.
The term of the 2006 Credit Facility is four years, with a one year extension option. The interest rate applicable to the 2006 Credit Facility will range from LIBOR plus 1.15% to LIBOR plus 1.5%, depending on the Company’s leverage ratio and assuming the Company maintains its election to have these loans designated as Eurodollar loans. The current interest rate is LIBOR plus 1.25%. Quarterly principal payments of $12.5 million on the Term Loan commence March 31, 2007, with the balance due at maturity.
During the 2006 Credit Facility, the Company is subject to customary affirmative and negative covenants. Upon the occurrence of an event of default, the lenders will have the option of declaring immediately due and payable all amounts outstanding under the 2006 Credit Facility. These events of default include a failure by the Company to maintain its status as a REIT under the Internal Revenue Code, a failure by the Company to remain listed on the New York Stock Exchange and such customary events as nonpayment of principal, interest, fees or other amounts, breach of representations and warranties, breach of covenant, cross-default to other indebtedness and certain bankruptcy events.
The foregoing description of the 2006 Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full 2006 Credit Facility, which is filed as Exhibit 4.1 and is hereby incorporated by reference.
Concurrently with the 2006 Credit Facility, the Company entered into a Credit Agreement among the Company, GGPLP, GGPLP L.L.C. and the lenders that are parties thereto providing for a $1.4 billion term loan due December 31, 2006 (the “Short Term Loan”); The Rouse Company LP and Rouse LLC entered into a Term Loan Agreement with certain lenders providing for a $500 million term loan due August 24, 2006 (the “Bridge Loan”); and GGP Capital Trust I, a Delaware statutory trust (the “Trust”) and a wholly owned subsidiary of GGPLP, issued $200 million of trust preferred securities. All of these arrangements are subject to customary affirmative and negative covenants and events of default.
The interest rate applicable to the Short Term Loan is the same as that applicable to the 2006 Credit Facility. The first principal payment is due under the Short Term Loan on August 14, 2006 in the amount of $800 million, with the balance due on December 31, 2006. We are required to apply the net proceeds of the expected refinancing of Ala Moana Center toward payment of the Short Term Loan.
The Bridge Loan bears interest at LIBOR plus 1.3% until May 24, 2006, and at LIBOR plus 1.55% thereafter, assuming the Company maintains its election to have the loan designated as a Eurodollar loan, and is due August 24, 2006. The Company intends to repay the Bridge Loan with proceeds obtained from the sale of privately placed debt issued by The Rouse Company LP.

As mentioned above, the Trust completed a private placement of floating rate Preferred Securities with an aggregate liquidation amount of $200 million. The Trust also issued $6.2 million of Common Securities to GGPLP. The Trust used the proceeds from the sale of the Preferred and Common Securities to purchase floating rate Junior Subordinated Notes issued by GGPLP in the aggregate principal amount of $206.2 million. The Preferred Securities require distributions, and the Junior Subordinated Notes bear interest, at a variable rate equal to LIBOR plus 1.45% per annum of the liquidation amount of the Preferred Securities. Distributions are cumulative and accrue from the date of original issuance. The Preferred Securities mature on April 30, 2036, but may be redeemed beginning on April 30, 2011 if GGPLP exercises its right to redeem a like amount of the Junior Subordinated Notes.
The proceeds of the Short Term Loan, the Bridge Loan and the Junior Subordinated Notes were used to reduce the aggregate amount outstanding under the Company’s credit facility.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit No.	Description
4.1	Second Amended and Restated Credit Agreement dated as of February 24, 2006 among General Growth Properties, Inc., GGP Limited Partnership and GGPLP L.L.C., as Borrowers; the several lenders from time to time parties thereto; Banc Of America Securities LLC, Eurohypo AG, New York Branch (“Eurohypo”) and Wachovia Capital Markets, LLC, as Arrangers; Eurohypo, as Administrative Agent; Bank Of America, N.A., and Wachovia Bank, National Association, as Syndication Agents; and Lehman Commercial Paper, Inc., as Documentation Agent*

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

	By:	/s/ Bernard Freibaum

Bernard Freibaum
Executive Vice President and Chief Financial Officer

Date: March 1, 2006

EXHIBIT INDEX

Exhibit Number	Name
4.1	Second Amended and Restated Credit Agreement dated as of February 24, 2006 among General Growth Properties, Inc., GGP Limited Partnership and GGPLP L.L.C., as Borrowers; the several lenders from time to time parties thereto; Banc Of America Securities LLC, Eurohypo AG, New York Branch (“Eurohypo”) and Wachovia Capital Markets, LLC, as Arrangers; Eurohypo, as Administrative Agent; Bank Of America, N.A., and Wachovia Bank, National Association, as Syndication Agents; and Lehman Commercial Paper, Inc., as Documentation Agent*

*	Filed herewith.